Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-110207, 333-146108 and 33-81976 on Form S-3, and Registration Statement Nos. 333-143554 and 333-141919 on Form S-8 of our report dated February 28, 2008, relating to the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiaries, appearing in this Current Report on Form 8-K of TEPPCO Partners, L.P. and subsidiaries filed on February 28, 2008.

/s/ Deloitte & Touche LLP

Houston, Texas

February 28, 2008